EXHIBIT 10.1

PRUDENTIAL BANCORP, INC.
PRUDENTIAL SAVINGS BANK
RETIREMENT AND TRANSITION AGREEMENT

This Retirement and Transition Agreement (the "Agreement") by and among Prudential Bancorp, Inc. (the "Company"), Prudential Savings Bank (the "Bank" and collectively with the Company, "Prudential"), and Thomas A. Vento is entered into as of May 13, 2015.

WHEREAS, Mr. Vento currently serves as a member of the Board and as Chairman of the Board of Directors of each of the Company and the Bank as well as President and Chief Executive Officer of each of the Company and the Bank;

WHEREAS, the Bank has adopted a Board and Management Succession Plan addressing, among other things, senior executive management succession planning;

WHEREAS, Mr. Vento and the Board of Directors of each of the Company and the Bank believe it is the best interests of the Company and the Bank to provide for a smooth transition of the positions of President and Chief Executive Officer of the Company and the Bank as part of Prudential's succession planning process;

WHEREAS, the Bank and Mr. Vento previously entered into an amended and restated employment agreement dated as of May 20, 2013 (the "Employment Agreement");

WHEREAS, Mr. Vento also has previously entered into an Endorsement Split-Dollar Agreement with the Bank dated January 1, 2006 (the "Split-Dollar Agreement"), providing for certain benefits with respect to split-dollar insurance maintained by the Bank for his benefit;

WHEREAS, Mr. Vento has provided valuable services to the Bank for more than fifty years and to the Company since its formation in 2013 (and to its predecessor from its formation in 2004);

WHEREAS, Mr. Vento desires to retire from his positions as the President of the Company and the Bank, effective as of July 1, 2015, and as the Chief Executive Officer of the Company and the Bank, effective as of September 30, 2015; and

WHEREAS, the Board of Directors of the Company and the Bank wish Mr. Vento to remain on the Boards and continue in his role as the Chairman thereof; and

WHEREAS, Mr. Vento is willing to relinquish his rights under the Employment Agreement and to have it superseded by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

1.	Effective Date. The "Effective Date" of the Agreement is May 13, 2015.

Service on the Boards; Retirement.

(a)            Mr. Vento will continue to serve as a member of and as Chairman of the Board of Directors of each of the Company and the Bank from the Effective Date through the annual meeting of stockholders of the Company expected to be held in February 2018 (the "2018 Annual Meeting") at which time his term as a Director of the Company and Bank expires ("Continued Service Period"). Mr. Vento shall be entitled during the Continued Service Period to compensation for his service as Chairman of the Board of the Boards of Directors of Prudential as set forth in Section 3 hereto. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to create any entitlement on Mr. Vento's part to continue to serve as a director of the Company and/or the Bank or as Chairman of the Boards of either entity beyond the 2018 Annual Meeting; provided, however, it understood by the parties hereto that upon expiration of the Continued Service Period, Mr. Vento will be appointed as a director emeritus of the Company and/or the Bank to serve in that capacity, should he so agree, through February 2020. No additional cash compensation for service for as a director emeritus shall be required to be paid to Mr. Vento.

(b)            Effective July 1, 2015, Mr. Vento shall resign from his position as President of each of the Company and the Bank but will continue to serve as the Chief Executive Officer of both the Company and the Bank.

(c)            Effective as of September 30, 2015, Mr. Vento will resign from his position as the Chief Executive Officer of each of the Company and the Bank.

3.            Compensation; Benefits.

(a)            Cash Compensation.  In consideration of the obligations and commitments of Mr. Vento under this Agreement, including but not limited to Section 2 hereof, the Company and/or the Bank agrees to continue pay to Mr. Vento his current annual salary ($368,105.00) on a prorated basis from the Effective Date until July 1, 2015. Effective July 1, 2015 through and including September 30, 2015 (the "Interim Period"), Mr. Vento will be paid at rate equal to 50% of his current annual salary which shall equal $15,338.00 per month. Commencing October 1, 2015 through the remainder of the Continued Service Period, Mr. Vento will be paid a monthly fee of $6,250.00  (the "Chairman's Fee") for service as Chairman of the Board of Directors of both the Company and the Bank, the Chairman's Fee to be paid monthly on the first business day of each month commencing on October 1, 2015 or on the first pay period of the applicable month, as the Bank and the Company determine, and continuing through the remainder of the Continued Service Period. The payment of the Chairman's Fee to Mr. Vento is in lieu of any other cash compensation that Mr. Vento would be entitled to receive as a non-employee director of the Company and/or the Bank, including meeting fees, committee fees and the annual retainer, from October 1, 2015 through the remainder of the Continued Service Period.

(b)            Prior Agreements.  The Split-Dollar Agreement shall remain in full force and effect and Mr. Vento's rights and privileges thereunder shall not be affected by or be subject to the provisions of this Agreement.

(c)            Medical, Dental and Other Benefits. The Bank and/or the Company shall provide medical insurance for the benefit of Mr. Vento and his spouse during the Continued Service Period at no cost to Mr. Vento and his spouse, with the terms of such coverage being substantially similar to the coverage provided by the Company and the Bank to Mr. Vento and his spouse immediately prior the Effective Date of this Agreement. In addition, the Company and/or the Bank shall provide dental insurance coverage for the benefit of Mr. Vento and his spouse during the Continued Service Period at no cost to Mr. Vento and his spouse, with the terms of such coverage being substantially similar to the coverage provided by the Company and the Bank to Mr. Vento and his spouse immediately prior to the Effective Date of this Agreement. In addition to the Split-Dollar Agreement, the Bank and/or the Company shall continue to maintain during the Continued Service Period at no cost to Mr. Vento on the same terms and conditions any and all other life insurance provided thereby to Mr. Vento or for his benefit in effect immediately prior to the Effective Time.

(d)            Existing Stock Options and Restricted Stock Awards.  The 114,456 vested stock options held by Mr. Vento as of the Effective Date of this Agreement to purchase shares of common stock of the Company shall remain outstanding and exercisable in accordance with their terms. The options covering 121,511 shares of common stock of the Company and the restricted stock awards covering 63,583 shares which remain unvested as of the Effective Date will continue to vest in accordance with the terms of their grant so long as Mr. Vento continues to serve as an officer, director, director emeritus or advisory director of the Company and/or the Bank.

(e)            Employee Benefit Plans.  Mr. Vento shall be entitled to receive his vested benefits under the Bank's Employee Stock Ownership Plan, the Bank's 401(k) profit sharing plan and the Bank's multiple employer defined benefit pension plan in accordance with the terms of such plans. As of October 1, 2015, Mr. Vento shall no longer be entitled to participate in any of the employee benefit plans or programs offered by the Company, the Bank or any of their subsidiaries (except to the extent permitted by the terms of such plans), and no additional benefits shall accrue or vest on behalf of Mr. Vento under such employee benefit plans or programs after October 1, 2015, except as set forth in Sections 3(b), 3(c) and 3(d) hereof or as otherwise provided under the terms of such plans.

(f)            Expenses.  The Company and/or the Bank shall reimburse Mr. Vento or otherwise provide for or pay for all reasonable expenses incurred by Mr. Vento at the request of the Company or the Bank, subject to such reasonable documentation as may be requested by the Company or the Bank.  If such expenses are paid in the first instance by Mr. Vento, the Company and/or the Bank shall reimburse Mr. Vento therefor upon receipt of such reasonable documentation as may be requested by the Company.  Such reimbursements or payments shall be made promptly by the Company or the Bank, as applicable, and, in any event, no later than March 15th of the year immediately following the year in which such expenses were incurred.

(g)            Use of an Automobile. During the Continued Service Period, the Company and/or the Bank shall provide Mr. Vento with the continued use of the automobile that was provided for Mr. Vento's use immediately prior to the Effective Date.

4.            Termination.

(a)            Death or Disability.  Mr. Vento's services shall terminate automatically upon his death or his Retirement during the Continued Service Period. For purposes of this Agreement, "Retirement" means Mr. Vento's voluntary termination or resignation as Chairman of the Boards of Directors of both the Company and the Bank. If Mr. Vento becomes disabled during the Continued Service Period (pursuant to the definition of Disability set forth below), the Company and/or the Bank may give to Mr. Vento written notice in accordance with Section 9 of this Agreement of its intention to terminate Mr. Vento's services.  In such event, Mr. Vento's services with the Company and the Bank shall terminate effective on the 60th day after receipt of such notice by Mr. Vento (the "Disability Effective Date"), provided that, within the sixty (60) days after such receipt, Mr. Vento shall not have returned to perform his duties.  For purposes of this Agreement, "Disability" shall mean Mr. Vento is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician selected by the Company and/or the Bank or their insurers and reasonably acceptable to Mr. Vento or Mr. Vento's legal representative.

(b)            Cause.  The Company and the Bank may terminate Mr. Vento's services as Chairman of the Board during the Continued Service for Cause. For purposes of this Agreement, "Cause" shall mean termination of the Mr. Vento's services as Chairman because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful conduct which is materially detrimental (monetarily or otherwise) to the Company and/or the Bank or material breach of any provision of this Agreement. Notwithstanding anything to the contrary herein, Mr. Vento can only be removed as a director from the Boards of Directors of the Company and the Bank in accordance with the applicable provisions of the Articles of Incorporation and Bylaws of the Company or the Bank.

For purposes of this provision, no act or failure to act, on the part of Mr. Vento, shall be considered "willful" unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company and/or the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of either the Company or the Bank or based upon the advice of counsel for the Company and/or the Bank shall be conclusively presumed to be done, or omitted to be done, by Mr. Vento in good faith and in the best interests of the Company and the Bank. The cessation of the services of Mr. Vento for conduct described the paragraph above shall not be deemed to be for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors of the Company and/or the Bank (excluding Mr. Vento) at a meeting of the Board of Directors called and held for such purpose (after not less than ten (10) days advance notice is provided to Mr. Vento and he is given an opportunity, together with counsel chosen by him, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board, Mr. Vento is guilty of the conduct described above, and specifying the particulars thereof in detail. The Company and/or the Bank may suspend Mr. Vento's authority (with a continuation of his compensation as provided in Section 3 during such period of suspension) after the provision of a notice of intention to terminate his services for conduct described above and prior to the time he is given an opportunity to meet with the Board of Directors, and any such suspension shall not constitute "Good Reason" as defined in Section 4(c) below.

(c)            Good Reason.  Mr. Vento's services may be terminated by him for Good Reason.  For purposes of this Agreement, "Good Reason" shall mean, in the absence of a written consent of Mr. Vento, any material breach of this Agreement by the Company and/or the Bank, including without limitation any of the following: (A) a material reduction in the compensation payable to Mr. Vento pursuant to Section 3 hereof; or (B) a material diminution in the authority or duties of Mr. Vento; provided, however, that prior to any termination of service for Good Reason, Mr. Vento must first provide written notice to the Company and the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Company and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Company and the Bank received the written notice from Mr. Vento.  If the Company and the Bank remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Company and the Bank do not remedy the condition within such thirty (30) day cure period, then Mr. Vento may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(d)            Notice of Termination.  Any termination by the Company and/or the Bank for Cause, or by Mr. Vento for Good Reason, shall be communicated by a written Notice of Termination to the other party hereto given in accordance with Section 9 of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Mr. Vento's services under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).  The failure by Mr. Vento or the Company and/or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Mr. Vento or the Company and/or the Bank, respectively, hereunder or preclude him or the Company and/or the Bank, respectively, from asserting such fact or circumstance in enforcing his or the Company's or the Bank's rights hereunder.

(e)            Date of Termination.  "Date of Termination" means (i) if Mr. Vento's services are terminated by the Company and/or the Bank for Cause, or by Mr. Vento for Good Reason, the date on which the Notice of Termination is given, or any later date specified therein within thirty (30) days of delivery of such notice, as the case may be, or (ii) if Mr. Vento's services are terminated for any other reason, the Date of Termination shall be the date specified in such Notice of Termination.

5.            Obligations of the Company and the Bank upon Termination of Services.  If Mr. Vento's services are terminated for any reason during the Continued Service Period, the Company and/or the Bank, to the extent applicable, shall pay him in a lump sum in cash within thirty (30) days after the Date of Termination any accrued but unpaid compensation as provided by Section 3 earned by Mr. Vento through the Date of Termination.

6.            Full Settlement.  The obligations of the Company and/or the Bank to make the payments provided for in this Agreement and otherwise to perform its respective obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company and/or the Bank may have against Mr. Vento or others.  In no event shall Mr. Vento be obligated to seek other services or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement.

7.            Representations and Warranties.  Each party hereto represents and warrants to each other that they have carefully read this Agreement and consulted with respect thereto, to the extent deemed appropriate, with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect.  Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.

8.            Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon Mr. Vento and his assigns and upon the Company and the Bank any successor to the Company or the Bank and by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Company and the Bank may be sold or otherwise transferred. Any successor to the Company or the Bank by merger, consolidation or other change in form shall expressly in writing assume all obligations of the Company or the Bank hereunder as fully as if it had been originally made a party hereto, and this Agreement shall continue in effect following any change in control of the Company and/or the Bank.  This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

9.            Notices.  Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

If to Mr. Vento:

Thomas A. Vento
At the address last appearing on the
personnel records of the Bank

If to the Company and the Bank:

Prudential Bancorp, Inc.
Prudential Savings Bank
1834 West Oregon Avenue
Philadelphia, Pennsylvania  19145
Attention: Corporate Secretary

10.            Withholding.  The Company and/or the Bank may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11.            Entire Agreement; Severability.

(a)            This Agreement incorporates the entire understanding between the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Company and/or the Bank and Mr. Vento with respect to the subject matter hereof including the Employment Agreement.  In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

(b)            Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

12.            Amendment; Waiver.

(a)            This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto; provided, however, that notwithstanding anything in this Agreement to the contrary, the Company and the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

(b)            Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

13.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

14.            Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction.

15.            Headings.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

16.            Regulatory Provisions.  Notwithstanding anything to the contrary contained in this Agreement, any payments to Mr. Vento by the Company and/or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with, to the extent applicable, Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

[The next page is the signature page.]

IN WITNESS WHEREOF, Mr. Vento has hereunto set his hand, and the Company and the Bank, have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

ATTEST:

By:	/s/ Regina Wilson	/s/ Thomas A. Vento
Name:	Regina Wilson	Name: Thomas A. Vento
Title:	Corporate Secretary

PRUDENTIAL BANCORP, INC.

By:	/s/ Francis V. Mulcahy
Name:	Francis V. Mulcahy
Title:	Chairman, Compensation Committee

PRUDENTIAL SAVINGS BANK

By:	/s/ Francis V. Mulcahy
Name:	Francis V. Mulcahy
Title:	Chairman, Compensation Committee

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